UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event report): November 30, 2012

CHUY’S HOLDINGS, INC.

(Exact Name of Registrant As Specified In Charter)

Delaware	001-35603	20-5717694
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Toomey Rd.

Austin, Texas 78704

(Address of Principal Executive Officers) (Zip Code)

Registrant’s telephone number, including area code: (512) 473-2783

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 30, 2012, Chuy’s Holdings, Inc. (the “Company”) entered into a secured $25 million revolving credit facility with the subsidiaries of the Company, as guarantors, and Wells Fargo Bank, National Association, as administrative agent, swingline lender, issuing lender, and lender (the “Credit Facility”). On that same date, the Company borrowed $5 million under the Credit Facility to pay fees and expenses associated with the Credit Facility and to repay the outstanding borrowings under its senior secured credit facility with GCI Capital Markets LLC, as administrative agent and sole bookrunner, General Electric Corporation, as syndication agent, and a syndicate of financial institutions (the “Prior Facility”).

The Credit Facility (a) will mature on November 30, 2017, unless the Company exercises its option to voluntarily reduce all of the commitment before the maturity date, (b) provides for commitment fees that accrue on the daily unused commitment of the lender at the applicable margin, which varies based on the Company’s leverage ratio and (c) includes a sub-facility for letters of credit up to an aggregate amount of $5 million. All borrowings under the Credit Facility will bear interest at a variable rate based, at the Company’s election, on (i) the base rate, which is the highest of the prime rate, federal funds rate or one month LIBOR plus 1%, or (ii) LIBOR, plus, in either case, an applicable margin based on the Company’s total leverage ratio. Interest is due at the end of each quarter if the Company selects to pay interest based on the base rate and at the end of each LIBOR period if it selects to pay interest based on LIBOR.

The Credit Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum leverage ratio and a minimum fixed charge coverage ratio. If an event of default occurs, the lenders may terminate the commitments under the Credit Facility and require the immediate repayment of all outstanding borrowings and the cash collateralization of all outstanding letters of credit under the Credit Facility.

Certain lenders that are parties to the Credit Facility may in the future from time to time perform investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries and affiliates, for which they have may in the future receive, customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed as Exhibit 10.1 hereto.

Item 1.02.	Termination of a Material Agreement

On November 30, 2012, the Company repaid all outstanding borrowings under the Prior Facility with proceeds from the Credit Facility and terminated the Prior Facility.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated November 30, 2012, by and among Chuy’s Holdings, Inc., as borrower, the subsidiaries of Chuy’s Holdings, Inc., as guarantors, and Wells Fargo Bank, N.A., as administrative agent, swingline lender, issuing lender and lender.

99.1	Press release, dated December 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHUY’S HOLDINGS, INC.

By:	/s/ Jon W. Howie
Jon W. Howie Chief Financial Officer

Dated: December 6, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Credit Agreement, dated November 30, 2012, by and among Chuy’s Holdings, Inc., as borrower, the subsidiaries of Chuy’s Holdings, Inc., as guarantors, and Wells Fargo Bank, N.A., as administrative agent, swingline lender, issuing lender and lender.

99.1	Press release, dated December 6, 2012.